Exhibit 8.3

[JEFFERS, DANIELSON, SONN & AYLWARD, P.S. LETTERHEAD]

October 9, 2007

NCW Community Bank
701 N. Chelan
Wenatchee, WA 98801

Re:     Merger pursuant to Agreement and Plan of Merger, dated as of June 27, 2007, by Banner Bank, a Washington state-chartered bank (“Banner Bank”), a direct wholly-owned subsidiary of Banner Corporation, a Washington corporation (“Banner”) and NCW Community Bank, a Washington state-chartered bank (“NCW”), (the “Merger Agreement”).

Ladies and Gentlemen:

We have acted as counsel to NCW in connection with the proposed merger (the “Merger”) of NCW with and into Banner Bank pursuant to the Agreement. At your request, and pursuant to Section 7.3(c) of the Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement.

In rendering the opinions expressed below, we have examined the original, or copies certified or otherwise authenticated to our satisfaction, of the documents set forth below and such other certificates, documents and materials as we have deemed necessary as a basis for such opinions. Except as otherwise noted, all of the following documents are dated as of the date hereof.

1.     The Merger Agreement;

2.     The Registration Statement on Form S-4 and the joint proxy statement/prospectus contained therein, each as amended or supplemented through the date hereof, (collectively, the “Registration Statement”);

3.     An Officer’s Certificate of NCW, dated the date hereof (the “NCW Certificate”); and

4.     An Officer’s Certificate of Banner, dated the date hereof (the “Banner Certificate”).

The documents listed as items 1 through 4 are sometimes collectively referred to herein as the “Opinion Documents”. The opinion expressed below is conditioned on, and expressed based upon our reliance upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, and representations contained and set forth in the Opinion Documents.

For purposes of the opinion set forth below, we have relied, with the consent of NCW and the consent of Banner, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the NCW Certificate and the Banner Certificate, and have assumed that such statements and representations will be true, correct and complete as of the Effective Time (as if made as of such time) and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true, correct and complete as if made without such qualification.

For purposes of this opinion, we have also, with your permission, assumed and relied upon our assumptions, without independent investigation, that:

(i)      all documents relating to the Merger submitted to us as originals (the “Merger Documents”), including without limitation the Opinion Documents, are authentic and the documents submitted to us as copies conform to the original documents;

(ii)      the Merger Documents have been duly authorized, executed and delivered by each of the parties thereto; and

(iii)      the persons who executed, acknowledged and delivered the Merger Documents on behalf of each of the parties thereto were legally competent and duly authorized to do so by each such party.

In rendering our opinions, we have assumed that (i) the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the Merger will be reported by Banner and NCW on their respective United States federal income tax returns in a manner consistent with the opinion set forth below.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, each as amended from time to time and as in existence as of the date hereof, and on existing administrative and judicial interpretations thereof. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinions herein. We disclaim any undertaking to advise you of any subsequent changes in any of the matters discussed herein or any subsequent changes in applicable law, regulations, or interpretations thereof. Additionally, our opinion is not binding on the Internal Revenue Service or any court, and there can be no assurance that a contrary position may not be taken by the Internal Revenue Service.

Based upon and subject to the foregoing, it is our opinion that, for United States federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. This opinion is rendered as of the effective date set forth above, and we express no opinion as to circumstances or events which may occur subsequent to such date. We are furnishing this opinion to NCW solely in connection with the Merger, and this opinion is not to be relied upon by any other person or for any other purpose.

Very truly yours,

JEFFERS, DANIELSON, SONN & AYLWARD, P.S.

By   /s/ Peter A. Spadoni
            PETER A. SPADONI, Vice President